EXHIBIT 10.1
THIRD AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is made effective as of the 31st day of March, 2009, by and among IMPAX LABORATORIES, INC., a Delaware corporation (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a Wells Fargo Company (together with its successors and assigns, “Bank”).
BACKGROUND
     A. Pursuant to that certain Amended and Restated Loan and Security Agreement dated December 15, 2005 by and between Borrower and Bank (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated October 14, 2008, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated December 31, 2008 and as the same may hereafter be further amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Bank agreed, inter alia, to amend and restate an existing revolving line of credit in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000.00).
     B. Borrower has requested and Bank has agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.
     C. All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
     1. Termination Date. The reference to “March 31, 2009” contained in the definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby deleted and replaced with “March 31, 2010”.
     2. Applicable Margin. The definition of “Applicable Margin” as set forth in Section 1 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
          “Applicable Margin” shall mean, at any time, the applicable percentage set forth below if the Fixed Charge Coverage Ratio for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

	Applicable
	Margin for Prime	Applicable Margin
Fixed Charge Coverage Ratio	Rate Loans	for LIBOR Loans

Less than 1.50 to 1	0.75%	3.00%
Greater than or equal to 1.50 to 1 but less than or equal to 2.50 to 1	0.25%	2.50%
Greater than 2.50 to 1	0%	2.25%
provided, that the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on March 31, 2009) and shall remain in effect until adjusted thereafter during the next fiscal quarter. Each change in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio shall be effective on and after the date of delivery to the Bank of the financial statements and certificates required by Section 5.6(b) and Section 5.6(d), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. In the event that Borrower has failed to deliver the financial statements and certificates required by Sections 5.6(b) or (d), respectively, and in addition to all other rights and remedies available to Bank, the Applicable Margin shall be the highest percentage set forth above, until receipt by Bank of such information.
     3. Servicing Fee. Section 2.11.1 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“2.11.1 Servicing Fee. Borrower shall pay to Bank a monthly non-refundable servicing fee in the amount of One Thousand Five Hundred Dollars ($1,500.00) with respect to any month during which Revolver Loans are outstanding, payable on the first day of each month with respect to the preceding month.”
     4. Financial Information. Section 5.6(a) of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“(a) Periodic Borrowing Base Information. A completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”) (which shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents) (i) each Business Day of each month if the immediately prior month’s average Excess Availability was less than or equal to Five Million Dollars ($5,000,000.00), (ii) on the last Business Day of each week of each month if the immediately prior month’s average Excess Availability was greater than Five Million Dollars ($5,000,000.00) and (iii) within three (3) days after the end of each month during which there were no Revolver Loans outstanding; provided, however, no Borrowing Base Certificate shall be due during a month immediately following a month during which no Revolver Loans were outstanding and

Borrower had a Net Cash Position (calculated on an average daily basis) of at least Twenty Million Dollars ($20,000,000.00). Bank may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Loan Agreement until such time as a new Borrowing Base Certificate is delivered to Bank in accordance herewith.”
     5. Fixed Charge Coverage Ratio. Notwithstanding anything in the Loan Agreement to the contrary, the Fixed Charge Coverage Ratio shall be tested only for those Applicable Fiscal Periods during which the Net Cash Position (calculated on an average daily basis for such Applicable Fiscal Period) is less than $50,000,000.00. In addition to all other information currently required under the Loan Agreement, each compliance certificate delivered under Section 5.6(e) of the Loan Agreement shall contain a calculation of the Net Cash Position calculated as described above for the Applicable Fiscal Period covered thereby, in such detail as shall be reasonably satisfactory to Bank.
     6. Capital Expenditures. Section 7.2 of the Loan Agreement is hereby amended to read, in its entirety, as follows:
“ 7.2 Capital Expenditures. Borrower shall not, directly or indirectly, make total Capital Expenditures in excess of Twenty-Five Million Dollars ($25,000,000.00) for the period from January 1, 2009 through December 31, 2009 and for each calendar year thereafter.”
     7. Control Agreement. On or before April 30, 2009, Borrower shall cause to be delivered to Bank a fully executed Control Agreement in form and content reasonably satisfactory to Bank, among Borrower, US Bank and Bank in order to perfect Bank’s security interest in all Investment Property of Borrower maintained with US Bank.
     8. Commitment Fee. Upon execution of this Amendment, Borrower shall pay to Bank a commitment fee in an amount equal to $100,000.00 (the “Commitment Fee”), which Commitment Fee may be charged as a Revolver Loan or charged to any bank account of Borrower maintained with the Bank. The Commitment Fee is in addition to the interest and other amounts which Borrower is required to pay under the Loan Documents and has been fully earned and is nonrefundable.
     9. Amendment/References. The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Loan Documents” shall include this Amendment and all other instruments or agreements executed pursuant to or in connection with the terms hereof.
     10. Release. Borrower acknowledges and agrees that it has no claims, suits or causes of action against Bank and hereby remises, releases and forever discharges Bank, their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.
     11. Additional Documents; Further Assurances. Borrower covenants and agrees to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Bank may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Bank herein or in any of the Loan Documents, or to enforce or to protect Bank’s interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion. Borrower hereby authorizes Bank to file, at Borrower’s cost and expense, financing statements, amendments thereto and other items as Bank may require to evidence or perfect Bank’s continuing security interest and liens in and against the Collateral. Borrower agrees to join with Bank in notifying any third party with possession of any Collateral of Bank’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Bank. Borrower will cooperate with Bank in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.
     12. Further Agreements and Representations. Borrower does hereby:
          (a) ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against Borrower and its assets and properties, all in accordance with the terms thereof, as amended;
          (b) covenant and agree to perform all of Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;
          (c) acknowledge and agree that as of the date hereof, Borrower has no defense, set-off, counterclaim or challenge against the payment of any of the Obligations or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;
          (d) acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended (including, without limitation as modified by the amendments set forth on Schedule A hereto), are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof,
          (e) represent and warrant that no Default or Event of Default exists;
          (f) covenant and agree that Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents; and

          (g) acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of the Note, the Loan Agreement or of any of the other Loan Documents and does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Bank in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all of the Obligations.
     Borrower acknowledges and agrees that Bank is relying on the foregoing agreements, confirmations, representations and warranties of Borrower and the other agreements, representations and warranties of Borrower contained herein in agreeing to the amendments contained in this Amendment.
     13. Fees, Cost, Expenses and Expenditures. Borrower will pay all of Bank’s reasonable, out-of-pocket expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Bank and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.
     14. No Waiver. Nothing contained herein constitutes an agreement or obligation by Bank to grant any further amendments to the Loan Agreement or any of the other Loan Documents. Nothing contained herein constitutes a waiver or release by Bank of any Event of Default or of any rights or remedies available to Bank under the Loan Documents or at law or in equity.
     15. Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.
     16. Binding Effect. This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     17. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.
     18. Severability. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.
     19. Modifications. No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

     20. Headings. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
     21. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.
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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

IMPAX LABORATORIES, INC.
By:	/s/ Arthur A. Koch, Jr.
Name/Title: SVP-Finance & Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, a WELLS FARGO COMPANY
By:	/s/ Margaret A. Byrne
Name/Title: Margaret A. Byrne/Director